UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 3, 2008
Date of Report (Date of earliest event reported)

The Hershey Company
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-183	23-0691590
(Commission File Number)	(IRS Employer Identification No.)

100 Crystal A Drive, Hershey, Pennsylvania 17033
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (717) 534-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 4, 2008, the Compensation and Executive Organization Committee (“Committee”) of our Board of Directors approved a special retention incentive award of 10,000 restricted stock units to Burton H. Snyder, our Senior Vice President, General Counsel and Secretary, who is one of the executive officers named in the Summary Compensation Table of our 2008 Proxy Statement.  The restricted stock units shall vest in equal proportions on December 31, 2009 and December 31, 2010.

On June 3, 2008, the Committee also took steps to protect the lump sum retirement benefit payable to Mr. Snyder under our Supplemental Executive Retirement Plan (“SERP”).  Because Mr. Snyder’s lump sum benefit is subject to fluctuation due to changing interest rates and other factors affecting calculation of the lump sum amount under the SERP, his continued employment may not add to or may erode the amount of benefit payable at retirement.  In furtherance of its desire for Mr. Snyder to continue to serve the Company, and to ensure Mr. Snyder that the lump sum benefit payable to him under the SERP upon his retirement will not fall below the value currently projected to be payable to him under the SERP on December 31, 2008, the Committee agreed to pay Mr. Snyder at retirement an aggregate lump sum benefit equal to the greater of (i) $5,290,335, or (ii) the amount actually payable to him under the SERP.  Information regarding the SERP and Mr. Snyder’s accrued retirement benefits are contained in our 2008 Proxy Statement filed with the SEC on March 10, 2008.

The Committee also approved on June 3, 2008 an adjustment in base salary and incentive target level for John P. Bilbrey, our Senior Vice President, President Hershey North America, who is an executive officer named in the Summary Compensation Table in our 2008 Proxy Statement.  The adjustment increases Mr. Bilbrey’s salary from $475,000 to $550,000 and his annual incentive target to 75% of base salary from 65% of base salary as a result of updated benchmarking of his position as the North American business he heads represents approximately 90% of our total revenue.  In addition, the Committee made a special retention award of 15,000 restricted stock units to Mr. Bilbrey which shall vest in equal proportions over the next four years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:   June 6, 2008

THE HERSHEY COMPANY

By: /s/ David J. West
David J. West President and Chief Executive Officer